                                                                     EXHIBIT 5.1

                               February 27, 1996



Cisco Systems, Inc.
170 West Tasman Drive
San Jose, CA  95134

          Re:  Registration Statement on Form S-4
               ----------------------------------

Ladies and Gentlemen:

          We have examined the Registration Statement on From S-4 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of certain shares of your Common Stock (the "Shares") to be issued to the stockholders of TGV Software, Inc. ("TGV") in connection with a merger pursuant to which TGV would become a wholly-owned subsidiary of Cisco Systems, Inc. (the "Company"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares.

          It is our opinion that, when issued in the manner referred to in the Registration Statement and in accordance with resolutions adopted by the Board of Directors of the Company, such Shares will be legally and validly issued, fully paid and non-assessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name whenever appearing in the Registration Statement and any amendment thereto.

                              Very truly yours,



                              BROBECK, PHLEGER & HARRISON LLP